Investor Contact:
Alan Catherall
770 485-2527

Marketing Contact:
Mike Lang
770 485-2568

Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

E.J. Constantine Joins Numerex Board of Directors

ATLANTA, October 15, 2008 - Numerex Corp. (NASDAQ: NMRX), a leading provider of full-service, highly secure machine-to-machine (M2M) network services and solutions, today announced that Mr. E. James Constantine has been appointed to its Board of Directors. Currently, Mr. Constantine is CEO of HPE America, LLC, (a Piero Ferrari holding) that is a NASCAR engine development and drive train engineering consultancy business based in Southern California and Modena, Italy. Previously, he headed a private holding company, MY Ventures, LLC, and has been affiliated with several international businesses that include GPS and location-based services and technology.

“We welcome E.J. to our Board of Directors and the many years of international experience he brings to Numerex,” said Stratton Nicolaides, chairman and CEO of Numerex.

Mr. Constantine joins Numerex as the eighth member of Numerex’s board of directors. He was a member of the Scripps College Board of Trustees, a member of the Kravis Leadership Institute Board of Governors, the Founder of the Los Angeles EV Commercial Advisory Board, a co-founder of the Electric Transportation Coalition in Washington, D.C., and is active in several community projects in California, where he and his family currently reside.

About Numerex
Numerex Corp. (NASDAQ: NMRX) provides the broadest choice of secure machine-to-machine (M2M) network services and solutions. Numerex delivers a depth of expertise and excellence through its M2M service platforms - Networx, Techworx, and Flexworx - that leading companies choose to power their M2M solutions. Numerex is the first M2M Company in North America to carry ISO 27001 certification – ISO’s highest information security benchmark that ensures data confidentiality, integrity and availability. The Company offers its M2M products and services through a variety of brands including Uplink, Orbit One, and Ublip. Numerex is headquartered in Atlanta, Georgia. For additional information, visit http://www.numerex.com. For information regarding Ublip, visit http://www.ublip.com.

"Statements contained in this press release concerning Numerex that are not historical fact are "forward-looking" statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in Numerex's filings with the Securities and Exchange Commission, could cause Numerex's results to differ materially from current expectations as expressed in this press release."

###